UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2017

Synergy CHC Corp.
(Exact name of registrant as specified in its charter)

Nevada	000-55098	99-0379440
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

865 Spring Street Westbrook, Maine	04092
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(615) 939-9004

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 16, 2017, our Board of Directors appointed Patrick S. McCullough (age: 53) as President of Synergy CHC Corp. (the “Company”) effective November 6, 2017. From 2014 to the present, Mr. McCullough served as Chief Commercial Officer of InterHealth Nutraceuticals, Inc., a supplier of nutritional ingredient for use in dietary supplements, which was acquired in September of 2016 by Lonza Group Ltd, a multinational chemicals and biotechnology company based in Switzerland. From 2013 to 2014, Mr. McCullough was a Senior Vice President of Sales for Corr-Jensen Inc., a manufacturer of exercise and weight-loss products and dietary supplements. Prior to Corr-Jensen, Mr. McCullough was the President of Unique Nutritional Supplements, LLC, a dietary supplements company. From 2008 to 2011, Mr. McCullough served as President, Chief Operating Officer, and Vice President of Sales for Natrol LLC, a manufacturer of vitamins and dietary supplements.

The Company and Mr. McCullough entered into an employment agreement on October 17, 2017 (the “Employment Agreement”). The Employment Agreement is summarized below and included as an exhibit to this report. The description of the Employment Agreement set forth below does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement, a copy of which is included as an exhibit to this report and is incorporated herein by reference. Capitalized terms appearing below and not otherwise defined have the meaning set forth in the Employment Agreement.

Compensation and Benefits. In exchange for his service as President, Mr. McCullough will receive an annual base salary of $340,000. He will receive a cash signing bonus of $37,500, to be paid on January 1, 2018, and an additional cash signing bonus of $37,500, to be paid on July 1, 2018, provided that he is employed by the Company through such dates. Mr. McCullough will be eligible for an annual bonus of up to twenty-five percent (25%) of his base salary. The annual bonus will be determined at the discretion of our Board or compensation committee based upon the achievement of financial goals established by the Company’s Chief Executive Officer. Mr. McCullough will also be eligible for additional bonus compensation based on the Company’s achievement of certain annual earnings and retail sales goals established each year by the Company’s Chief Executive Officer. Subject to the Company’s achievement of an annual overall earnings goal and certain adjustments in the event of future acquisitions by the Company, Mr. McCullough will be eligible to receive five percent (5%) of all retail sales by the Company in excess of the annual retail sales goal set by the Chief Executive Officer.

The Company will grant Mr. McCullough an option to purchase 1,000,000 shares of the Company’s common stock, subject to the approval of the Company’s Board of Directors (the “Option Grant”). The Option Grant will vest in three (3) equal annual installments on the first three anniversaries of Mr. McCullough’s start date with the Company, provided that Mr. McCullough remains employed by the Company on each such date. The Option Grant will be granted under the Company’s 2014 Stock Incentive Plan pursuant to a stock grant agreement between the Company and Mr. McCullough.

Term and Termination. The Employment Agreement has a three-year initial term ending on November 6, 2020 that will automatically renew for additional one-year terms unless terminated by the Company or by Mr. McCullough. If the Company terminates Mr. McCullough’s employment for cause or due to his disability, as each term is defined in the Employment Agreement, Mr. McCullough will be entitled to receive only the accrued compensation due to him as of the date of such termination. If Mr. McCullough resigns for any reason he will be entitled only to payment of his accrued compensation as of such date.

If the Company terminates Mr. McCullough’s employment without cause, then conditioned upon Mr. McCullough executing a release following such termination, Mr. McCullough will continue to receive his base salary and certain benefits for a period of time following the effective date of the termination of his employment: (i) for a period of twelve (12) months if Mr. McCullough is terminated within one year of his start date with Company; or (ii) for the remainder of the then-current term of the Employment Agreement if Mr. McCullough is terminated after the first anniversary of his start date with the Company. In addition, Mr. McCullough’s eligibility for his annual bonus and retail sales bonus will be pro-rated for the time before his termination.

Change of Ownership. If more than fifty percent (50%) of the equity ownership interest in the Company is sold or transferred to a third party who is not an affiliate of an existing stockholder during the initial term of the Employment Agreement, Mr. McCullough shall be entitled to all base salary and car allowance payments for the remainder of the term of the Employment Agreement. In addition, the unvested portion of the Option Grant will immediately vest and become exercisable.

There are no related party transactions between Mr. McCullough and us nor are there any family relationships between Mr. McCullough and any of our directors or officers.

Item 8.01. Other Events.

On October 19, 2017, the Company issued a press release announcing the appointment of Mr. McCullough as President of the Company. A copy of this press release is attached as Exhibit 99.1 to this current report and incorporated into this Item 8.01 by reference.

Item 9.01. Financial Statements and Exhibits.

(d)       Exhibits

Exhibit No.	Description
10.26	Employment Agreement, dated October 17, 2017, between the Company and Patrick S. McCullough.

99.1	Press Release dated October 19, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNERGY CHC CORP.

Date: October 19, 2017	/s/ Jack Ross
Jack Ross
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.26	Employment Agreement, dated October 17, 2017, between the Company and Patrick S. McCullough.

99.1	Press Release dated October 19, 2017.